UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 29, 2013

CVR PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35120 (Commission File Number)	56-2677689 (I.R.S. Employer Identification Number)

2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operation and Financial Condition

The disclosure required by this item and included under the caption “Preliminary Earnings” in Item 7.01 below is incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

Distribution and Outlook

On July 26, 2013, CVR Partners, LP (the “Partnership”) issued a press release announcing a cash distribution for the quarter ended June 30, 2013, and the Partnership’s updated 2013 full year distribution outlook.  A copy of the press release is furnished with this Current Report on Form 8-K and attached hereto as Exhibit 99.1.

The Partnership’s updated 2013 full year distribution outlook is $1.80 to $2.00 per common unit. The reduction from the Partnership’s previous full year distribution outlook of $2.15 to $2.45 per common unit is primarily associated with lower than expected sales prices for the Partnership’s products in the second half of 2013.

Also contributing to the reduction is the impact of two externally-driven occurrences that led to a total of nine days of unexpected plant downtime during late May and early June.  In addition to lost production from the outages, the hard shutdowns caused damage to the catalyst in the shift reactor resulting in lost ammonia production of approximately 50 tons per day since early June.  The Partnership elected to shut down the entire plant on July 27, 2013, to replace the damaged catalyst and regain full production capacity. Start-up for the ammonia plant is targeted for August 2 and the UAN plant is expected to be back online on August 3.

The foregoing information contains forward-looking statements based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. You are cautioned not to put undue reliance on such forward-looking statements (including forecasts and projections regarding our future performance) because actual results may vary materially from those expressed or implied as a result of various factors, including, but not limited to those set forth under “Risk Factors” and “Forward-Looking Statements” in the CVR Partners, LP Annual Report on Form 10-K and any other filings the Partnership makes with the Securities and Exchange Commission. The Partnership assumes no obligation, and expressly disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Preliminary Earnings

Preliminary financial results of the Partnership for the quarter ended June 30, 2013 are included in the press release attached hereto as Exhibit 99.1.

For the three months ended June 30, 2013, average realized plant gate prices for ammonia and UAN were $688 per ton and $331 per ton, respectively, compared to $568 per ton and $329 per ton, respectively, for the same period in 2012.

The Partnership produced 91,300 tons of ammonia during the three months ended June 30, 2013, of which 2,200 net tons were available for sale while the rest was upgraded to 225,200 tons of UAN. During the three months ended June 30, 2012, the plant produced 108,900 tons of ammonia with 34,900 net tons available for sale with the remainder upgraded to 180,000 tons of UAN.

On-stream factors during the three months ended June 30, 2013 were 91.6% for the gasifier, 89.1% for the ammonia synthesis loop, and 86.5% for the UAN conversion facility.  On-stream factors during the quarter were adversely impacted by unscheduled downtime associated with a third-party air separation unit outage and weather related issues.  Excluding the impact of the unscheduled downtime due to these matters, on-stream factors for the three months ended June 30, 2013 would have been 99.6% for the gasifier, 99.1% for the ammonia synthesis loop, and 97.1% for the UAN conversion facility.

The preliminary financial and operating results presented herein have been prepared by, and are the responsibility of, the Partnership’s management. These amounts reflect the current best estimates as of the date thereof and may be revised as a result of further review of the results and in connection with the review of the Partnership’s condensed consolidated financial statements. During the course of the preparation of the condensed consolidated financial statements and related notes, additional items that would require material adjustments to be made may be identified. Neither the Partnership’s accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these estimated results, nor have they expressed any opinion thereon.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being “furnished” as part of this Current Report on Form 8-K:

99.1                        Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2013

CVR PARTNERS, LP
By: CVR GP, LLC, its general partner

	By:	/s/ Byron R. Kelley
Byron R. Kelley,
Chief Executive Officer and President